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        2400 First Indiana Plaza
        135 North Pennsylvania Street
        Indianapolis, IN 46204-2452





     The Board of Directors
     First Indiana Corporation:


     We consent to incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (No. 333-39926) of First Indiana Corporation of our report dated January 18, 2000, relating to the consolidated balance sheets of First Indiana Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of First Indiana Corporation.


                                    /s/ KPMG LLP
                                    ------------
                                        KPMG LLP


     Indianapolis, Indiana
     January 18, 2001